Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on October 28, 2025

Registration Statement No. 333-275606-07

**PRICING DETAILS** $900.14MM GM Financial Consumer Automobile Receivables Trust 2025-4 (GMCAR 2025-4)

Joint Bookrunners: Wells Fargo Securities (str), BMO Capital Markets, Credit Agricole Securities, Deutsche Bank Securities, and J.P. Morgan

Co-Managers: BofA Securities, Citigroup, Great Pacific Securities, and Lloyds Securities

-CAPITAL STRUCTURE-

CLASS	SIZE ($MM)	WAL*	MOODY’S/S&P	P. WIN*	E. FIN*	L. FIN	BNCH	SPREAD	YLD%	CPN%	$PRICE
======================================================================================================================================

A-1	152.000	0.19	P-1/A-1+	01-06	04/16/26	11/16/26	I-CRV	+11	3.986	3.986	100.00000
A-2-A	229.150	1.04	Aaa/AAA	06-21	07/16/27	12/18/28	I-CRV	+32	3.915	3.88	99.99661
A-2-B	100.000	1.04	Aaa/AAA	06-21	07/16/27	12/18/28	SOFR30A	+32			100.00000
A-3	329.150	2.57	Aaa/AAA	21-45	07/16/29	02/18/31	I-CRV	+38	3.881	3.84	99.97574
A-4	61.140	3.83	Aaa/AAA	45-47	09/17/29	04/16/32	I-CRV	+42	3.972	3.93	99.96629
B	14.810	3.86	Aa2/AA	47-47	09/17/29	04/16/32	I-CRV	+65	4.203	4.16	99.97640
C	13.890	3.86	A2/A	47-47	09/17/29	05/16/33	I-CRV	+85	4.403	4.36	99.98898
=======================================================================================================================================

* Assumes 1.30% ABS to a 10% cleanup call

-TRANSACTION SUMMARY-

Size: $900.14MM (No Grow)

Format: SEC Registered

ERISA: Yes

Min Denoms: $1k x $1k

Ratings: Moody’s/S&P

Ticker: GMCAR 2025-4

First Payment Date: 11/17/2025

Exp. Settle: 11/05/2025

B&D: Wells Fargo Securities

-MARKETING MATERIALS-

Preliminary Prospectus: Attached

Free Writing Prospectus: Attached

Intex CDI: Attached

Intexnet Deal Name: wsgmcar202504 Password: YAA4

Dealroadshow: https://dealroadshow.com | Code: GMCAR20254

Dealroadshow Direct Link: https://dealroadshow.com/e/GMCAR20254

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-645-3751 or visiting www.sec.gov.